SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), is entered into as of the 1st day of July, 2005, by and among: (i) Phelps Engineered Plastics Corp. a Nevada corporation (Alternatively referred to as “Phelps” or the “Corporation”), whose shares of common stock are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) Clayton Dunning Group, Inc., a Florida corporation (“CDG”), and (iii) the shareholders of the Corporation as identified on Schedule A hereto (the “CDG Shareholders”). Phelps, the Corporation, and the CDG Shareholders are referred to collectively as the “Parties”.

WHEREAS, Phelps, the Corporation and CDG Shareholders have determined that the acquisition by Phelps of CDG is advisable and in the best interests of their respective companies and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, Phelps has proposed to acquire CDG pursuant to an exchange transaction whereby, pursuant to the terms and subject to the conditions of this Agreement and in accordance with applicable law, CDG shall become a wholly owned subsidiary of Phelps (the “Exchange”) in consideration for the issuance of 96,468,627 shares of common stock and one share of preferred stock of Phelps (the “Corporation Common Shares”) to the CDG Shareholder constituting 81% of the then issued and outstanding Corporation Common Shares on a fully diluted basis;
WHEREAS, the Corporation Common Shares to be issued to the CDG Shareholders (the “Issuable Shares”) shall be issued or reserved for issuance, as the case may be, in exchange for 100% of the shares of capital stock of CDG on a fully diluted basis (the “CDG Shares”);
WHEREAS, the obligation of each of the parties to this Agreement to effect the Exchange is subject to the conditions hereinafter set forth.

WHEREAS, the parties intend that the Exchange qualify as a tax free “reorganization” within the meaning of Section 368(a) (1) (B) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend this Agreement to qualify as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

As an inducement to, and to obtain the reliance of CDG, the Corporation, represents and warrants as follows:

1.1 Organization. The Corporation is a company duly organized and validly existing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business.

1.2 Due Authorization. The Corporation has taken, or will have taken prior to Closing (as defined below), all actions required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Corporation of this Agreement and consummation by the Corporation of the transactions contemplated by this Agreement.

1.3 Absence of Violation. The execution and delivery of this Agreement, and all exhibits hereto does not and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, violate, result in a breach of or constitute a default under any provision of the Certificate of Incorporation (as amended) or bylaws or other organizational documents of the Corporation; (ii) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate or modify, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any contract to which the Corporation is a party, (iii) result in the creation of any lien, charge or encumbrance upon the properties or other assets of the Corporation, or (iv) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon, the Corporation or upon any of its properties or assets.

1.4 Consents. The Corporation is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent the Corporation from performing the terms of this Agreement or any of the transactions contemplated hereby without the consent of any third party, or which would require the consent of any third party for the consummation of this Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

1.5 Binding Obligation. When executed by the Corporation, this Agreement and all exhibits hereto and the representations and warranties contained herein and therein will constitute a valid and binding obligation of the Corporation enforceable in accordance with their respective terms.
1.6 Capitalization and Outstanding Shares. At the time of Closing, there will be 525,000,000 shares of capital stock of the Corporation (the “Corporation Capital Shares”) authorized, consisting of 500,000 shares of common stock Corporation $0.001 par value per share, 25,000,000 shares of Preferred Stock (2,400,258 of which are outstanding and designated as Series A Preferred Stock), 10,000,000 shares of Preferred BCV (none of which are outstanding) and 1,000,000 shares of “blank check” preferred stock (one share of which is outstanding and designated as Series C Preferred Stock, the Certificate of Designation of which is attached hereto as Exhibit A) (the “Corporation Preferred Shares”).

Except as provided in this Agreement, no person is entitled to any rights with respect to the issuance or transfer of the Corporation Common Shares. The outstanding Corporation Capital Shares will on the Closing Date be validly issued, fully paid, non-assessable, not subject to pre-emptive rights and will have been issued in compliance with all state and federal securities laws or other applicable law.

1.7 Issuable Shares. The Issuable Shares issuable to the CDG Shareholders as the holders of the CDG Shares will when issued pursuant to this Agreement be duly and validly authorized and issued, fully paid and non-assessable.

1.8 Compliance With Laws and Regulations. The Corporation has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Corporation or except to the extent that noncompliance would not result in the occurrence of any material liability for the Corporation.

1.9 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Corporation’s management, threatened against the Corporation or any of its assets or business or this Agreement or any exhibit hereto, at law or in equity, by or before any court, arbitrator or governmental authority, domestic or foreign.

1.10 No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against the Corporation with respect to any assets of the Corporation under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by the Corporation for the benefit of creditors generally.

1.11 No Shareholders’ Agreement. Except for this Agreement and any agreements incorporated as exhibits hereto, there is no agreement which governs or purports to govern the shareholdings of the Corporation or which restricts or purports to restrict the exercise by any shareholder of the Corporation of his rights as a shareholder of the Corporation, including without restriction, any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rates or disposition of the shares (or units or other equity interest, as the case may be) of the Corporation.

1.12 Acquisition of Equity Securities. There is no share option plan or other arrangement to acquire any equity securities of the Corporation or securities convertible or exercisable into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional equity securities, as the case may be, except as disclosed in this Agreement.

1.13 Issuance of Shares Exempt from Registration. The issuance of the Issuable Shares to CDG Shareholders is exempt from registration under United States federal and state securities laws and regulations.

1.14 No Materially Adverse Undisclosed Facts. There is no fact known to the management of the Corporation which has not previously been disclosed in writing to CDG which may in the reasonable expectation of the Corporation’s management materially adversely affect the Corporation or its respective assets, properties, business, prospects, operation or condition (financial or otherwise) and no state of facts is known to the management of the Corporation that would operate to prevent the Corporation from continuing to carry on its business in the manner in which carried on at the date hereof.

1.15 Absence of Certain Changes or Events. Except as contemplated by this Agreement, the Merger Agreement or any transactions or developments contemplated thereby, from the date of this Agreement until the completion of the Closing (as described below) the Corporation will, other than as disclosed in writing to CDG, not: (i) incur any liability or obligation whatsoever, secured or unsecured, direct or indirect, other than in the ordinary and usual course of its business; (ii) enter into any contracts or agreements whatsoever, other than in the ordinary and usual conduct and course of its business; (iii) change any of its accounting methods, principles, practices or policies; (iv) cease to operate its properties, if any, or fail to maintain any of its properties, rights and assets consistently with past practices; (v) sell or otherwise in any way alienate or dispose of any of its assets other than in the ordinary course of business and in a manner consistent with past practices; (vi) modify its Certificate of Incorporation, Bylaws or capital structure; except to increase its authorized capital to 525,000,000 shares (vii) make any dividend to any of its shareholders or to any affiliate or associate thereof, or reserve or declare any dividend; (viii) other than the ordinary course of business, grant to any customer any special allowance or discount, or change its pricing, credit or payment policies; (ix) make any loan or advance, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any person, or (x) purchase or otherwise acquire any shares or other equity security, as the case may be, in any person.

1.16 Reliance. All representations and warranties of the Corporation contained herein, shall be deemed to have been relied upon by CDG and the CDG shareholders notwithstanding any investigation heretofore or hereafter made by CDG or by its counsel and shall survive the date hereof and continue in full force and effect for the benefit of CDG until the limitation period under any applicable tax statute has expired or, in all other cases, until the first anniversary of the date hereof.

1.17 Assets and Liabilities at the Time of Closing. At the time of the Closing , the Corporation shall have no liabilities and no assets.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CDG

As an inducement to, and to obtain the reliance of the Corporation, CDG, represents and warrants, as of the date of this Agreement and as of the Effective Time, as follows:

2.1 Organization.

(a) CDG is a company duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business.

2.2 Due Authorization. CDG has taken, or will have taken prior to Closing (as defined below) all actions required by law, as the case may be, or otherwise to authorize the execution and delivery of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by CDG of this Agreement and consummation by CDG of the transactions contemplated by this Agreement.

2.3 Absence of Violation. The execution and delivery of this Agreement, and all exhibits hereto does not and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, violate, result in a breach of or constitute a default under any provision of the Memorandum of Association, Articles of Association (each as amended) or other organizational documents of CDG, as applicable; (ii) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other contracting party the right to terminate or modify, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any contract to which CDG is a party, (iii) result in the creation of any lien, charge or encumbrance upon the properties or other assets of CDG, or (iv) conflict with, violate, result in a breach of or constitute a default under any judgment, order, injunction, decree or award against, or binding upon CDG or Keyuan, or upon any of the properties or assets of CDG.

2.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with CDG, is required by or with respect to CDG in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.5 Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened or reasonably anticipated against or affecting CDG or any assets or business of either CDG or this Agreement or any exhibit hereto, at law or in equity, by or before any court, arbitrator or governmental authority, domestic or foreign.

2.6 No Bankruptcy. There has not been filed any petition or application, nor any proceeding commenced by or against CDG with respect to any assets of CDG under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by CDG for the benefit of creditors generally.

2.7 No Option Plan. There is no share option plan or similar plan to acquire any additional shares or units or other equity interests, as the case may be, of CDG or securities convertible or exercisable into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or units or equity interests, as the case may be.

2.8  Tax Returns. All required tax returns and information returns and reports of or relating to any tax and the information and data contained therein have been properly and accurately compiled and completed in all material respects, and filed and paid in a timely manner with the appropriate taxation authority for each CDG.

2.9 Guarantees. CDG has no outstanding contracts or commitments guaranteeing (or indemnifying or making contribution to others for breaches in connection with) the payment or collection or the performance of the obligations of others, and neither of them has entered into any deficiency agreements, or issued any comfort letters, or otherwise granted any material financial assistance to any person, firm, corporation or other entity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CDG SHAREHOLDERS

As an inducement to, and to obtain the reliance of the Corporation, the CDG Shareholders represent and warrant, as of the date of this Agreement and as of the Effective Time, as follows:

3.1 Ownership of Shares. The CDG Shareholders own, as of the date of this Agreement and at all times herefrom to the Closing owns the amount of shares of CDG set forth next to their respective name on Schedule B hereto.

3.2 Binding Obligation. When executed by the CDG Shareholders, this Agreement, and all exhibits hereto and the representations and warranties contained herein and therein will constitute a valid and binding obligation of the CDG Shareholders, enforceable in accordance with its terms.

3.3 Reliance. All representations and warranties of the CDG Shareholders contained in this Article III shall be deemed to have been relied upon by the Corporation notwithstanding any investigation heretofore or hereafter made by the Corporation or by its counsel and shall survive the date hereof and continue in full force and effect for the benefit of the Corporation until the first anniversary of the date hereof.

ARTICLE IV
THE CLOSING

4.1 The Exchange. The CDG Shareholders agree to assign, transfer, and deliver to the Corporation, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the outstanding common shares and one Series A Preferred Stock of CDG constituting 100% of the issued and outstanding shares of CDG on a fully diluted basis, and the Corporation agrees to acquire such shares by issuing and delivering to the CDG Shareholders in exchange therefor an aggregate of 96,468,627 common shares and one Series C Preferred Stock constituting 81% percent of the then issued and outstanding common stock of the Corporation on a fully-diluted basis to the CDG Shareholders.

4.2 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall be affected once the Corporation amends its Certificate of Incorporation to increase its authorized capital (“Closing Date”).

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Restrictions on Resale

(i) The Issuable Shares. The Issuable Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) the Corporation receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for Corporation, that an exemption from the registration requirements of the Securities Act is available.

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR THE CORPORATION THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

ARTICLE VIII
MISCELLANEOUS

6.1 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws the State of New York without regard to its conflicts of laws principles.

6.2 Resolution of Disputes.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be resolved through friendly consultation, if possible. Such consultation shall begin immediately after one party has delivered to the other party a written request for such consultation (the “Consultation Date”). If the dispute cannot be resolved within 30 days following the Consultation Date, the dispute shall be submitted to arbitration upon the request of either party, with written notice to the other party.

(b) Arbitration. The arbitration shall be conducted by a tribunal (the “Tribunal”) in New York, New York under the auspices of the American Arbitration Association (“AAA”) in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the AAA. There shall be three arbitrators—one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. All arbitration proceedings shall be conducted in English. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with the arbitration proceedings. Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties; either party may apply to any court of competent jurisdiction in the State of New York for enforcement of any award granted by the Tribunal.

(c) During the period when a dispute is being resolved, except for the matter being disputed, the parties shall in all other respects continue to abide by the terms of this Agreement.

6.3 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram:

6.4 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

6.5 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof.

6.6 Survival of Representations and Warranties. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year. All rights and obligations under this entire Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and assigns of the parties.

6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties.

6.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. For purposes of this Agreement, facsimile signatures may be deemed originals.

6.9 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same of any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

6.10 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles” or “Sections” shall be deemed to be references to Articles or Sections of this Agreement unless otherwise indicated.

6.11 No Third Party Beneficiaries. Except as expressly provided by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.
6.12 Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

6.13 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

CLAYTON DUNNING GROUP, INC.

By: \s\Kenneth Sidler
Name: Kenneth Sidler
Title: President

THE CORPORATION

By: \s\Robert C. Lau
Name: Robert C. Lau
Title: Chairman & Chief Executive Officer

\s\Robert C. Lau
Robert C. Lau, Individually

\s\ Kenneth A. Sidler
Kenneth A. Sidler, Individually

\s\ Ara Proudian
Ara Proudian, Individually

\s\ David Sanducci
David Sanducci, Individually

ROADRUNNER CAPITAL GROUP, LLC

By: \s\ Christopher Messalas
Christopher Messalas

Schedule A
Robert C. Lau
Kenneth E. Sidler
Roadrunner Capital Group, LLC
Ara Proudian
David Sanducci

Schedule B

Robert C. Lau	59,480,013
Kenneth E. Sidler	22,875,425
Roadrunner Capital Group, LLC	9,188,123
Ara Proudian	4,502,980
David Sanducci	459,406

EXHIBIT A

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
AND PRIVILEGES OF SERIES C PREFERRED STOCK
OF PHELPS ENGINEERED PLASTICS CORP.

The undersigned, Robert C. Lau does hereby certify:

1. That he is the duly elected and acting Chairman and Chief Executive Officer, of Phelps Engineered Plastics Corp., a Nevada corporation (the "Corporation").,

2. That the Shareholders of the Corporation resolved on June 29, 2005, to authorize and issue to Robert C. Lau, a class of preferred stock which shall be governed by this Certificate of Designation creating a series of one share of Preferred Stock designated as Series C Preferred Stock which has the following designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows:

Section. l. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "SERIES C PREFERRED STOCK." The Series C Preferred Stock shall have a par value of $.001 per share, and the number of shares constituting such series shall be one.

Section 2. PROPORTIONAL ADJUSTMENT. In the event that the Corporation shall at any time after the issuance of any share or shares of Series C Preferred Stock (i) declare any dividend on Common Stock of the Corporation ("Common Stock") payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or' (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series C Preferred Stock.

Section 3. DIVIDENDS AND DISTRIBUTIONS.

The Series C Preferred Stock shall not entitle the holder to any dividends or preference on distribution.

Section 4. VOTING RIGHTS. The holder of the Series C Preferred Stock shall have the right to vote on all matters submitted for a vote to shareholders of the Company and shall have the right to vote 50.1 % of the total outstanding shares entitled to vote at such meeting. Effectively, the provision gives the holder of the Series C Preferred Stock the right to unilaterally control the voting of the Corporation's securities.

Section 5. REACQUIRED SHARES. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Restated Certificate of Incorporation, as then amended.

Section 6. LIQUIDATION, DISSOLUTION OR. WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock shall not be entitled to receive any distribution.

Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed into preferred stock of the surviving corporation with the same rights and preferences as the Series C Preferred Stock.

Section 8. AMENDMENT. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting separately as a series.

It was further resolved that the Corporation's executive officers are authorized and directed to take all such actions and to do all such things as the Corporation or any executive officer of the Corporation shall deem necessary or convenient to implement and render effective the Series C Preferred Stock, Accordingly, the Chairman and Secretary are authorized to prepare and file this Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Nevada law.

We further declare that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.

Executed at New York, New York on July 1, 2005.

\s\ Robert C. Lau
Robert C. Lau, Chairman of the Board of Directors &
Chief Executive Officer